Exhibit 99.1

NEWS RELEASE
CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 2Q Results

VALLEY COTTAGE, NY—August 8, 2016—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues increased 2% for both the 3 and 6 months ended June 30, 2016, to $3.18 million and $6.29 million, respectively. Net loss the periods was approximately ($20,700) and ($111,000), respectively, compared net income of $135,100 and $171,600 for the comparable 2015 periods. Cash, cash equivalents and marketable securities at the end of the six-month period increased approximately $600,100 to $9.56 million from the 2015 year-end balance of $8.96 million.

Jerry Flum, CEO said, “This year’s operating results continue to be impacted by planned incremental marketing expenditures that are an integral component of our initiative to drive increased traffic to our website. Our redesigned website launched early in the second quarter and to date the results are measuring up to our expectations. We remain debt free and will continue to invest in these marketing programs.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 AND 6 MONTHS ENDED JUNE 30, 2016 AND 2015
(Unaudited)

	3 Months Ended June 30,		6 Months Ended June 30,
	2016	2015	2016	2015

Operating revenues	$3,175,632	$3,107,106	$6,292,775	$6,177,312

Operating expenses:
Data and product costs	1,172,669	1,170,236	2,428,461	2,399,972
Selling, general and administrative expenses	2,003,244	1,639,430	3,973,683	3,370,243
Depreciation and amortization	48,506	60,438	99,132	113,185

Total operating expenses	3,224,419	2,870,104	6,501,276	5,883,400

Income (loss) from operations	(48,787)	237,002	(208,501)	293,912
Other income, net	16,270	738	34,181	5,694

Income (loss) before income taxes	(32,517)	237,740	(174,320)	299,606
Benefit from (provision for) income taxes	11,863	(102,667)	63,340	(128,012)

Net income (loss)	$(20,654)	$135,073	$(110,980)	$171,594

Net income (loss) per share:
Basic and diluted	$(0.00)	$0.01	$(0.01)	$0.02

Weighted average number of
shares outstanding:
Basic	10,722,321	10,612,293	10,722,321	10,546,679
Diluted	10,722,321	10,803,489	10,722,321	10,753,105

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
JUNE 30, 2016 AND DECEMBER 31, 2015

	June 30, 2016	Dec. 31, 2015
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$9,286,932	$8,717,899
Marketable securities	276,587	245,474
Accounts receivable, net of allowance	1,555,259	1,927,428
Other current assets	911,709	749,925

Total current assets	12,030,487	11,640,726

Property and equipment, net	437,971	395,026
Goodwill	1,954,460	1,954,460
Other assets	51,293	33,999

Total assets	$14,474,211	$14,024,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$7,958,319	$7,436,764
Accounts payable	132,985	78,267
Accrued expenses	1,159,658	1,241,317

Total current liabilities	9,250,962	8,756,348

Deferred taxes on income	790,464	806,161
Other liabilities	9,490	4,314

Total liabilities	10,050,916	9,566,823

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,321 shares	107,223	107,223
Additional paid-in capital	29,550,732	29,473,845
Accumulated deficit	(25,234,660)	(25,123,680)

Total stockholders’ equity	4,423,295	4,457,388

Total liabilities and stockholders’ equity	$14,474,211	$14,024,211

Overview

CreditRiskMonitor (http://www.creditriskmonitor.com) is a web-based publisher and aggregator of financial information that helps corporate credit and procurement professionals stay ahead of and manage financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus like Dun & Bradstreet, CreditRiskMonitor’s primary expertise and focus is on financial analysis of public debt and equity companies.

Additionally, the Company collects from subscribers more than $100 billion of trade receivable data on both public and a select group of private companies every month.

Over 35% of the Fortune 1000 depends on CreditRiskMonitor's timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, as well as the company's proprietary FRISK® score.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.